Exhibit 99.1

Contact:	John Haudrich (investors), 314-746-1266	NEWS
Stephanie Meiners (investors) 314-746-1211
Tom Lange (media) 314-746-1236
Mylene Labrie (Canadian media) 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE REPORTS THIRD QUARTER EARNINGS

Smurfit-Stone was profitable in the third quarter with earnings improvement driven by higher prices, excellent mill productivity, and benefits from strategic initiatives

CHICAGO, October 24, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported net income available to common stockholders of $15 million, or $0.06 per diluted share, for the third quarter of 2006.  These results include:

•                  A restructuring charge of $0.03 per diluted share primarily related to the closure of five container plants; and

•                  A $0.01 per share charge from post-closing adjustments following the sale of the consumer packaging operations in the second quarter.

These results compare with a net loss of $0.90 per diluted share for the third quarter 2005, which included a $0.75 per share restructuring charge and a $0.04 per share charge related to a non-cash foreign currency translation loss.

Sales for the third quarter 2006 were $1.8 billion, compared to sales of $1.7 billion in the third quarter of 2005.

For the nine months ended September 30, 2006, Smurfit-Stone reported a net loss available to common stockholders of $93 million, or $0.36 per diluted share, compared to a net loss of $247 million, or $0.97 per diluted share, a year ago.  Sales for the first nine months were $5.3 billion in 2006, compared to $5.2 billion in 2005.

Commenting on quarterly results, Patrick J. Moore, chairman and chief executive officer, said, “Our results have shown continued improvement over the past four quarters and we are pleased with the the company’s profitability in the third quarter.  Results were driven by higher containerboard and corrugated container prices, excellent mill productivity, and benefits achieved under our strategic initiatives.”

Results for the quarter were negatively impacted $0.03 per diluted share related to disruption from Hurricane Ernesto at the company’s West Point, VA, mill (8,000 tons of lost production and additional maintenance expense) and energy hedge charges resulting from declining prices.

Smurfit-Stone’s core business, its containerboard and corrugated containers segment, reported a third quarter operating profit of $165 million, up from $118 million in the second quarter and $34 million in the prior year quarter.  The company’s average domestic kraft linerboard price increased 5 percent and corrugated container average prices increased 3.2 percent as compared to the prior quarter.  Containerboard production was up 1.5 percent sequentially.  Per day corrugated container shipments were down 1.2 percent year-over-year primarily due to the announced closure of 13 container plants since last year.   Operating profit was negatively impacted by higher costs, primarily fiber and freight.

Total reported debt at the end of the quarter was $3,723 million.  Year-to-date, debt declined $848 million, principally due to the application of proceeds from the sale of the Consumer Packaging operations in the second quarter.  Third quarter interest expense was down $18 million sequentially.

Regarding the company’s strategic initiatives, Moore said, “While we are in the early stages of our three-year program, I am pleased with our progress to date.”

Year-to-date, the company benefited $156 million from cost reduction efforts under its strategic initiatives, helping offset inflationary cost pressures.  Benefits were primarily driven by higher productivity, facility closures, and headcount reductions of more than 3,200, or 12 percent, since June 2005.

Commenting on the outlook for the fourth quarter, Moore said, “Our operating profits have improved significantly throughout 2006 due to higher prices, mill productivity, and benefits from our strategic initiatives.  However, we expect lower fourth quarter mill production due to additional scheduled maintenance downtime.  Also, energy costs will increase due to seasonally higher usage.  Consequently, we anticipate our fourth quarter profits will be lower than the third quarter 2006.  We look forward to continued earnings improvement in 2007.”

Smurfit-Stone management will discuss its third quarter 2006 financial performance via live webcast, including a slide presentation, at 8:00 a.m. CDT (9:00 a.m. EDT) on Wednesday, October 25.  The webcast will be archived to the investors’ page of the company website, www.smurfit-stone.com.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s premier integrated paperboard and paper-based packaging manufacturer. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium, kraft paper, corrugated containers, point-of-purchase displays, and solid bleached sulfate. The company is one of the world’s largest collectors and marketers of recovered fiber. Smurfit-Stone operates approximately 200 facilities located primarily in the U.S., Canada and Mexico, and employs approximately 24,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2005, as updated from time to time in the company’s Securities and Exchange Commission filings. In this press release, certain non-U.S. GAAP financial information is presented. A reconciliation of those numbers to U.S. GAAP financial measures and additional disclosure regarding our use of non-GAAP financial measures are included in the attached schedules.

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SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$7	$5
Receivables, net	143	224
Retained interest in receivables sold (Note 1)	213	139
Inventories	559	734
Prepaid expenses and other current assets	38	82
Total current assets	960	1,184

Net property, plant and equipment	3,765	4,245
Timberland, less timber depletion	43	44
Goodwill	2,873	3,309
Other assets	290	332

	$7,931	$9,114

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$90	$35
Accounts payable	548	654
Accrued compensation and payroll taxes	165	186
Interest payable	72	97
Income taxes payable	5	17
Current deferred taxes	16	15
Other current liabilities	154	184
Total current liabilities	1,050	1,188

Long-term debt, less current maturities	3,633	4,536
Other long-term liabilities	1,141	1,123
Deferred income taxes	317	385

Stockholders’ equity
Preferred stock	92	89
Common stock	3	3
Additional paid-in capital	4,033	4,009
Retained earnings (deficit)	(1,939)	(1,846)
Accumulated other comprehensive income (loss)	(399)	(373)
Total stockholders’ equity	1,790	1,882

	$7,931	$9,114

Note 1:          At September 30, 2006 and December 31, 2005, $700 million and $592 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest.  The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $494 million and $472 million, respectively as of those dates.  See our Annual Report on Form 10-K for the year ended December 31, 2005 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September, 30
	2006	2005	2006	2005

Net sales	$1,844	$1,696	$5,338	$5,165
Costs and expenses
Cost of goods sold	1,551	1,513	4,653	4,536
Selling and administrative expenses	165	160	508	490
Restructuring charges	13	293	35	297
(Gain) loss on sale of assets		1	(24)	1
Income (loss) from operations	115	(271)	166	(159)
Other income (expense)
Interest expense, net	(78)	(88)	(266)	(260)
Loss on early extinguishment of debt			(28)
Other, net (Note 1)	(3)	(18)	(26)	(20)
Income (loss) from continuing operations before income taxes	34	(377)	(154)	(439)
(Provision for) benefit from income taxes	(14)	136	59	161
Income (loss) from continuing operations	20	(241)	(95)	(278)
Discontinued operations
Income from discontinued operations, net of income tax provision of $9 for the nine months ended September 30, 2006, and $11 and $27 for the three and nine months ended September 30, 2005		15	14	40
Loss on sale of discontinued operations, net of income tax benefit (provision) of $1 and ($174) for the three and nine months ended September 30, 2006	(2)		(3)
Net income (loss)	18	(226)	(84)	(238)
Preferred stock dividends and accretion	(3)	(3)	(9)	(9)
Net income (loss) available to common stockholders	$15	$(229)	$(93)	$(247)

Basic and diluted earnings per common share
Income (loss) from continuing operations	$.07	$(.96)	$(.41)	$(1.13)
Discontinued operations		.06	.06	.16
Loss on sale of discontinued operations	(.01)		(.01)
Net income (loss) available to common stockholders	$.06	$(.90)	$(.36)	$(.97)

Weighted average shares outstanding	255	255	255	255

Note 1:          2006 includes non-cash foreign currency losses of an insignificant amount for the third quarter and $12 million year-to-date. 2005 includes non-cash foreign currency losses of $16 million for the third quarter and $12 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities
Net loss	$(84)	$(238)
Adjustments to reconcile net loss to net cash provided by operating activities
Gain on disposition of discontinued operations	(171)
Loss from early extinguishment of debt	28
Depreciation, depletion and amortization	288	308
Amortization of deferred debt issuance costs	7	7
Deferred income taxes	91	(159)
Pension and postretirement benefits	(2)	(33)
(Gain) loss on sale of assets	(24)	1
Non-cash restructuring charges	16	261
Non-cash stock-based compensation	18	9
Non-cash foreign currency losses	12	12
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold		9
Inventories	27	25
Prepaid expenses and other current assets	10	1
Accounts payable and accrued liabilities	(88)	(12)
Interest payable	(25)	(16)
Other, net	17	(13)

Net cash provided by operating activities	120	162

Cash flows from investing activities
Expenditures for property, plant and equipment	(198)	(201)
Proceeds from property disposals and sale of businesses	956	7
Payments on acquisitions		(5)

Net cash provided by (used for) investing activities	758	(199)

Cash flows from financing activities
Proceeds from long-term debt		72
Net repayments of long-term debt	(848)	(29)
Debt repurchase premiums	(24)
Preferred dividends paid	(6)	(6)
Proceeds from exercise of stock options	2	1
Deferred debt issuance costs		(2)

Net cash provided by (used for) financing activities	(876)	36

Increase (decrease) in cash and cash equivalents	2	(1)
Cash and cash equivalents
Beginning of period	5	6

End of period	$7	$5

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2006					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$1,729	$1,765	$1,844		$5,338	$1,709	$1,760	$1,696	$1,647	$6,812

Income (loss) from operations	$(19)	$70	$115		$166	$43	$69	$(271)	$(94)	$(253)

Net income (loss) available to common stockholders	$(64)	$(44)	$15		$(93)	$(19)	$1	$(229)	$(92)	$(339)

Diluted income (loss) per common share	$(.25)	$(.17)	$.06		$(.36)	$(.07)	$	$(.90)	$(.36)	$(1.33)

Total reported debt	$4,719	$3,815	$3,723		$3,723	$4,633	$4,579	$4,543	$4,571	$4,571

Capital expenditures	$56	$83	$59		$198	$66	$73	$62	$75	$276

Pension contributions	$18	$45	$47		$110	$47	$45	$48	$34	$174

	Three Months Ended September 30				Nine Months Ended September 30
	Containerboard & Corrugated Containers	Reclamation	Other	Total	Containerboard & Corrugated Containers	Reclamation	Other	Total

2006 Segment Results
Revenues	$1,733	$111		$1,844	$5,056	$282		$5,338
Segment profit (loss)	$165	$5	$(136)	$34	$293	$13	$(460)	$(154)

2005 Segment Results
Revenues	$1,604	$92		$1,696	$4,874	$291		$5,165
Segment profit (loss)	$34	$4	$(415)	$(377)	$194	$16	$(649)	$(439)

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2006			2005
	1st Qtr	2nd Qtr	3rd Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (Containerboard Only)	96.9%	100.0%	100.0%	87.9%	92.0%	93.6%	97.3%

North American Containerboard Production - M Tons	1,771	1,860	1,888	1,751	1,852	1,799	1,813
Year over Year Avg. Domestic Linerboard Price Change	-0.5%	9.9%	25.8%	25.2%	15.7%	-7.4%	-10.1%
Sequential Avg. Domestic Linerboard Price Change	10.1%	10.1%	5.0%	-0.1%	-0.3%	-8.3%	-1.2%

Pulp Production - M Tons	145	136	151	141	139	145	138
SBS/Bleached Board Production - M Tons	72	77	81	65	72	76	70
Kraft Paper Production - M Tons	54	47	51	52	50	48	54

Corrugated Containers
North American Shipments - BSF (*)	20.1	20.2	19.7	19.6	20.4	20.6	20.0
Per Day North American Shipments - MMSF (*)	314.4	320.1	317.9	315.6	318.5	321.7	334.0
Year over Year Avg. Corrugated Price Change	-2.5%	3.5%	9.8%	9.3%	6.5%	-1.0%	-3.8%
Sequential Avg. Corrugated Price Change	3.3%	4.3%	3.2%	1.9%	-1.7%	-2.7%	-1.3%

Other Operations

Fiber Reclaimed and Brokered - M tons	1,666	1,630	1,644	1,636	1,662	1,604	1,599

(*) Excludes intercompany shipments.

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Net income (loss) from continuing operations	$20	$(241)	$(95)	$(278)
Income from discontinued operations (Note 1)		26	23	68
(Benefit from) provision for income taxes	14	(136)	(59)	(161)
Interest expense, net	78	88	266	260
Depreciation, depletion and amortization	89	101	288	308
EBITDA	201	(162)	423	197
Receivables discount expense	7	5	20	13
Restructuring charges	13	293	35	297
Non-cash foreign currency loss		16	12	12
Loss on early extinguishment of debt			28
(Gain)/loss on sale of assets		1	(24)	1
Other (Note 2)			3
Adjusted EBITDA	$221	$153	$497	$520

Note 1:  Income from discontinued operations for the nine months ended September 30, 2005 excludes $1 million of interest expense allocated to discontinued operations.

Note 2: Income from discontinued operations for the nine months ended September 30, 2006 includes $3 million of expenses related to the sale of the consumer packaging segment.

“EBITDA” is defined as net loss before benefit from income taxes, interest expense, net and depreciation, depletion and amortization.  “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are non-GAAP financial measures.  See disclosure below regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Net income (loss) per diluted share available to common stockholders (GAAP)	$.06	$(.90)	$(.36)	$(.97)
Loss on early extinguishment of debt	$	$	$.07	$
Non-cash foreign currency (gains) losses	$	$.04	$.03	$.03
(Gain) on sale of assets / loss on sale of discontinued operations	$.01	$	$(.04)	$
Restructuring charges	$.03	$.75	$.08	$.76

Adjusted net income (loss) per diluted share available to common stockholders (exclusive of loss on early extinguishment of debt, non-cash foreign currency (gains) losses, (gain) on sale of assets/loss on sale of discontinued operations, and restructuring charges)	$.10	$(.11)	$(.22)	$(.18)

Adjusted net income (loss) per diluted share available to common stockholders (exclusive of loss on early extinguishment of debt, non-cash foreign currency (gains) losses, (gain) on sale of assets/loss on sale of discontinued operations, and restructuring charges) is a non-GAAP financial measure.  See disclosure below regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

NON-GAAP FINANCIAL MEASURES

We measure our performance primarily through our operating profit.  In addition to our audited consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management uses certain non-GAAP financial measures, including “EBITDA,” “adjusted EBITDA” and “adjusted net income (loss) per diluted share available to common stockholders” to measure our operating performance.  We provide a definition of the components of these measurements and reconciliation to the most directly comparable GAAP financial measure.

These non-GAAP measures are considered by our Board of Directors and management as a basis for measuring and evaluating our overall operating performance.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations.  The use of these non-GAAP measures provides an indication of our ability to service debt and we consider them appropriate measures to use because of our highly leveraged position.  In addition, we believe these non-GAAP measures are useful in evaluating our operating performance compared to other companies in our industry.

Management believes the use of EBITDA and adjusted EBITDA is beneficial to investors, potential investors and other key stakeholders, including analysts and creditors who use these measures in their evaluations of our performance.

EBITDA has certain material limitations associated with its use as compared to net income.  These limitations are primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization.  In addition, EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in our business and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only as supplemental measures of our operating results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.  The EBITDA presentation includes a reconciliation to net income which we believe is clear and useful to our stakeholders.  A further reconciliation to adjusted EBITDA excludes certain unusual or non-recurring items, and presents a more accurate picture of our operating performance.

We use adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding from EBITDA certain unusual or nonrecurring items that we believe are not indicative of our ongoing operating results as follows:

•                  Loss on Early Extinguishment of Debt – which represents unamortized deferred debt issuance cost or call premiums charged to expense in connection with our financing activities.

•                  Non-Cash Foreign Currency Gain or Loss – which is recorded in connection with fluctuations in the Canadian dollar. The functional currency for our Canadian operations is the U.S. dollar.  Fluctuations in Canadian dollar-denominated monetary assets and liabilities result in non-cash gains or losses.

•                  Gain or Loss on Sale of Assets – which occur on an infrequent basis.

•                  Receivables Discount Expense – which is recorded in connection with our accounts receivable securitization program and is considered a financing activity similar to interest expense that is added back in our presentation of adjusted EBITDA in a manner consistent with our interest expense.

•                  Restructuring Charges – which consist primarily of facility closures and other headcount reductions.  A significant amount of these restructuring charges are non-cash charges related to the write-down of property, plant and equipment to estimated net realizable value.  We exclude these restructuring charges to more clearly reflect our ongoing operating performance.

We also use the non-GAAP measure “adjusted net income (loss) per diluted share available to common stockholders.”  Management believes this non-GAAP financial measure provides investors, potential investors, security analysts and others with useful information to evaluate the performance of the business because it excludes gains and losses and charges that management believes are not indicative of the ongoing operating results of the business.  In addition, this non-GAAP financial measure is used by management to evaluate our operating performance for the same reasons as detailed above in the description of the related components excluded from EBITDA to arrive at adjusted EBITDA.